Exhibit 10-20

[Energy East letterhead]

February 20, 2007

F. Michael McClain, Jr.
[address]

Dear Michael:

       As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the "Act"). The Act has made significant changes in the tax law as it is applied to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Act. As a "key employee" under the Act, if (a) severance payments and (b) continuation of group health and welfare benefits (medical, dental, vision and life insurance) after termination of employment are provided to you under the terms of your current Amended and Restated Employment Agreement with Energy East Corporation and Central Maine Power Company (collectively, the "Company") dated March 18, 1999 (the "Agreement") such payments and benefits must be provided in compliance with the Act or an excise tax equal to 20% plus interest penalties (payable by you) will be imposed on all such payments and benefits.

       Your Agreement provides that you will be entitled to certain severance payments (including a Gross-Up payment for taxes if it is determined that Section 4999 of the Internal Revenue Code is applicable) if your employment is terminated prior to the expiration of the Term of the Agreement by the Company for reasons other than Cause (other than your death or disability) or if you resign for Good Reason, as those terms are defined in your Agreement. Pursuant to the Agreement, severance payments would begin at the time of your separation from employment and continue for the term set forth in your Agreement.

       If the severance payments provided for in your Agreement were made as described therein, these payments could be subject to the excise tax and penalties set forth in the Act and described above.

       Under the Act, one of the ways to avoid application of the excise tax and interest penalties to severance due a "key employee" under the terms of an employment agreement such as yours is to defer commencement of payment for six (6) months after separation from employment. We have agreed that if you become entitled to severance payments under Section 7.2 of your Agreement, the Company will make a lump sum payment to you equal to the entire amount due over the Term of the Agreement, in lieu of continuation of salary and benefits for the remainder of the Term as provided in Section 7.2 of your Agreement.1 This lump sum payment will be made six (6) months after your employment ends, and your Agreement is amended to so provide.

       In addition, under the terms of your Agreement, if your employment is terminated prior to the expiration of the Term of the Agreement by the Company for reasons other than Cause (other than your death or disability) or you resign for Good Reason, as those terms are defined in your Agreement, you would continue to be a participant in the Company's group health and welfare plans for active employees for a three (3) year period. Under the Act, continuation of self-insured health and welfare benefits to key employees must be limited to the remainder of the calendar year following termination and two (2) calendar years thereafter. While you do not currently participate in the Company's self-insured group health benefits, you maintain the right to elect coverage in the future in accordance with the terms of the plan. Because you are a "highly compensated" employee, continuation of self-insured group health in accordance with your Agreement, could subject you (and all other "highly compensated" employees) to additional taxes pursuant to the regulations governing self-insured group health plans. In addition, Energy East Management Corporation's current group insurance contracts do not permit participation by non-employees.

       In order to avoid non-compliance with the Act, additional taxes under the regulations governing self-insured group health and welfare plans, and the exclusions contained in Energy East Management Corporation's group insurance contracts, your Agreement is amended to provide as follows:
I.

If at the time of termination from employment you are (a) not eligible for post retirement medical benefits and (b) are eligible for continuing group health and welfare benefits under your Agreement, the Company will pay you, in a lump sum, the value of its projected contributions for active employee group health and welfare benefits for the three (3) year period in lieu of your continued participation in the Company's group health plan for active employees. The lump sum payment will be paid to you six (6) months after your termination date. You will be eligible for COBRA continuation of and/or conversion privileges for applicable benefits as provided by law immediately following termination.

II.

If at the time of termination from employment you are (a) eligible for post retirement medical benefits and (b) are eligible for continuing group health and welfare benefits under your Agreement, you will not be permitted to participate in the Company's group health and welfare plans for active employees and the Company will pay you, in a lump sum, the value of its projected contributions for all group health (except medical benefits) and welfare plans for active employees for the three year period in lieu of your continued participation in those plans. The lump sum payment will be paid

1  We have also agreed that the outplacement services benefit described in Section 7.2 will now be a fixed amount of $10,000. The outplacement benefit will be included in the lump sum payment, payable six (6) months after your employment ends.

to you six (6) months after your termination date. You will be eligible for COBRA continuation of and/or conversion privileges for applicable benefits as provided by law immediately following termination. You may participate in the Company's post retirement medical plan, in accordance with its terms.

       In all other respects, your Agreement remains in full force and effect.

       Please sign the acknowledgement and agreement set forth below and return one original to me. The other original is for your file.
Very truly yours, /s/ Richard R. Benson

Acknowledged and Agreed:

/s/ .F. Michael McClain

Date: 2/26/07